Exhibit 99.1

ChromaDex Appoints Frank Jaksch As Executive Chairman, Rob Fried as Chief Executive Officer and Kurt Gustafson as Lead Director

New Management Structure Further Fuels Strategic Evolution into Consumer-Focused Integrated Nutraceutical Company

IRVINE, Calif., April 23, 2018 (GLOBE NEWSWIRE) –ChromaDex Corp. (NASDAQ: CDXC), an integrated, science-based, nutraceutical company devoted to improving the way people age, today announced a new management structure including the appointment of Frank Jaksch to Executive Chairman of the ChromaDex Board of Directors, effective June 22, 2018 after the 2018 Annual Meeting of Stockholders.

Mr. Jaksch succeeds Stephen Allen, the non-executive Chairman of the ChromaDex Board, who on February 13, 2018, announced his intention to retire at the end of his current term.

Mr. Jaksch is a co-founder of the Company, and has served as the CEO from 2000 to January 2012, and again as CEO since June 2012. Mr. Jaksch has also served as a member of the Board since February 2000. Mr. Jaksch will continue to be an active part of the executive management team on strategic and scientific advice and guidance, new product development and represent the Company in its relations with trade associations and others in the industry. “In just the last few years, we have seen an explosion in the amount of scientific research around NIAGEN® which is incredibly important to the consumers’ understanding of healthy aging and the role our TRU NIAGEN® product plays in that process,” said Frank Jaksch. “We have had a very successful transition to the TRU NIAGEN consumer product business and we are still in the early stages of this tremendous opportunity. I firmly believe this is the right time to make these changes, as the Company continues to increase its presence in the global market place .”

“We are thrilled that both the Board and the Company will continue to benefit from Frank’s immense scientific knowledge and decades of experience in the nutraceutical industry as he continues to work alongside the business, industry and science thought leaders on our Scientific Advisory Board,” said Steve Allen.

ChromaDex also announced that Rob Fried, the Company’s current President and Chief Operating Officer, has been named CEO of the company, effective after the June 22, 2018 Annual Meeting of Stockholders. Mr. Fried will succeed Frank Jaksch as CEO.

“Over the last year, under Rob’s leadership, ChromaDex has evolved from an ingredient company to a global, consumer brand organization focused on developing and marketing products and technologies that improve how people age,” said Steve Allen, “and the Board of Directors thanks Frank for his years of leadership and Frank’s commitment to collaborate with Rob during this period to ensure a smooth transition.”

“In 2017, we made progress in our organizational shift, bringing new and diversified expertise into the organization and launching TRU NIAGEN in the U.S. and Hong Kong. I look forward to continuing to work with the talented people at ChromaDex to build on our momentum and broaden the body of clinical research around NIAGEN. We will continue to focus on expanding our distribution into international markets, leveraging our robust intellectual property and deploying our strong balance sheet to deliver substantial global growth in sales of TRU NIAGEN,” said Rob Fried.

In addition, ChromaDex announced that the Board of Directors has appointed Kurt Gustafson, a director of ChromaDex since 2016, as Lead Independent Director, effective after the 2018 Annual Meeting of Stockholders. Mr. Gustafson will also continue to be the Chairman of the Audit Committee. “I look forward to working with Frank and the rest of the board to guide the Company towards its mission of healthy aging during this important phase of growth,” said Kurt Gustafson.

About ChromaDex:

ChromaDex Corp. is an integrated, global nutraceutical company devoted to improving the way people age. ChromaDex scientists partner with leading universities and research institutions worldwide to uncover the full potential of NAD and identify and develop novel, science-based ingredients. Its flagship ingredient, NIAGEN® nicotinamide riboside, sold directly to consumers as TRU NIAGEN®, is backed with clinical and scientific research, as well as extensive IP protection. TRU NIAGEN® is helping the world AGE BETTER®. ChromaDex maintains a website at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional and financial information about the Company.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements related to the transitions of Mr. Jaksch as Executive Chairman, Mr. Fried as Chief Executive Officer and Mr. Gustafson as Lead Independent Director, whether ChromaDex will broaden the body of clinical research around NIAGEN® and whether ChromaDex will expand distribution into international markets and deliver substantial global growth in sales of TRU NIAGEN®. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended December 30, 2017, ChromaDex's Quarterly Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof. ChromaDex provided research materials and a portion of the grant funding as a collaborator for the study.

ChromaDex Media Contact:
Alex Worsham, Director of Strategic Partnerships
949-648-3775
alexw@chromadex.com

ChromaDex Investor Relations Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com
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